Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report, dated November 4, 2025, except for Note 1, Note 15, Note 16 and Note 18 as to which date is March 20, 2026, with respect to the consolidated financial statements of Pacipic Nexus IntelliTech Group and its subsidiaries, included in this Registration Statement on Form F-1. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Assentsure PAC

Singapore

March 20, 2026